UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 11, 2005
eBay Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-24821	77-0430924

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2145 Hamilton Avenue, San Jose, California	95125

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 376-7400
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On September 11, 2005, eBay Inc. (“eBay”), Skype Technologies S.A., a limited company (société anonyme) registered under the laws of the Grand Duchy of Luxembourg (“Skype”), and the shareholders and warrant holders of Skype (collectively, the “Sellers”) entered into a Sale and Purchase Agreement under which eBay has agreed to acquire all of the outstanding share capital of Skype (the “Purchase Agreement”) for an initial payment consisting of approximately € 2.1 billion, or approximately $2.6 billion, which is comprised of approximately $1.3 billion in cash and the value of approximately 32.4 million shares of eBay common stock, plus potential earn out payments tied to the achievement of certain performance targets prior to June 30, 2009. All dollar amounts herein are based on the Euro-Dollar exchange rate as of September 9, 2005.
The maximum amount potentially payable under the performance-based earn-out is approximately €1.2 billion, or approximately $1.5 billion, and would be payable in cash or eBay stock, at eBay’s discretion, with expected payment dates in 2008 and/or 2009. Skype shareholders were offered the choice between several consideration options for their shares. Shareholders representing approximately 40% of the Skype shares chose to receive a single payment in cash and eBay stock at the close of the transaction (the “Fixed Consideration Election”). Shareholders representing the remaining 60% of the Skype shares chose to receive a reduced up-front payment in cash and eBay stock at the close plus potential future earn-out payments which are based on performance-based targets for active users, gross profit and revenue (the “Earn Out Election”).
The terms and conditions of the earn out payments are set forth in an Earn Out Agreement entered into concurrently with the Purchase Agreement by eBay, Skype and the Sellers who elected to receive the earn out payments. The earn out payments are contingent upon Skype achieving: (a) a net revenue and gross margin-based target; (b) a gross profit-based target; and (c) a target based on the number of active users of Skype’s communication products. Base earn out payments of up to an aggregate of approximately €900 million, or approximately $1.1 billion, weighted equally among the three targets, would be payable if the targets are achieved over any four-quarter period commencing on January 1, 2006 through June 30, 2009. Additional bonus earn out payments of up to an aggregate of approximately €300 million, or approximately $400 million, weighted equally among the three targets, would be payable if Skype exceeds the targets during calendar year 2008.
The eBay stock to be issued in connection with the acquisition will be issued in reliance on certain exemptions from registration available under applicable securities law. Seventy-five percent of the shares of eBay stock to be issued to Sellers who made the Fixed Consideration Election that are not otherwise deposited into escrow will be subject to contractual restrictions on transfer that will lapse with respect to one-third of such shares on each of the 180th, 360th and 540th day following the closing of the acquisition. All of the shares of eBay stock to be issued to Sellers who made the Earn Out Election that are included in the up-front payment but are not otherwise deposited into escrow will be subject to contractual restrictions on transfer that will lapse with respect to twenty-five percent of such shares on each of the 180th, 360th, 540th and 720th day following the closing of the acquisition. eBay and the Sellers have entered into a Registration Rights Agreement requiring eBay to file a registration statement on Form S-3 covering the resale of such eBay stock within 75 days following the closing of the acquisition.
The closing of the acquisition is conditioned upon customary closing conditions, as well as the execution of an option assumption agreement by holders representing at least 85% of the outstanding Skype stock options, as well as 85% of the holders thereof, whereby each unexercised Skype option would be assumed by eBay and converted into an option to acquire eBay common stock.
The foregoing description of the Purchase Agreement, the Earn Out Agreement and the Registration Rights Agreement do not purport to be complete and is qualified in its entirety by reference to such agreements which are filed as Exhibits 2.1, 2.2 and 10.1, respectively, hereto and are incorporated herein by reference. The press release announcing the acquisition, dated September 12, 2005, is filed as Exhibit 99.1 hereto.
Item 9.01

EXHIBIT NO.	DESCRIPTION
2.1	Sale and Purchase Agreement dated as of September 11, 2005, by and among eBay Inc., Skype Technologies S.A. and the parties identified on Schedule 1 thereto.

2.2	Earn Out Agreement dated as of September 11, 2005, by and among eBay Inc., Skype Technologies S.A. and the parties identified on Schedule I thereto.

10.1	Registration Rights Agreement dated as of September 11, 2005, by and among eBay Inc. and the parties identified on Schedule I thereto.

99.1	Press Release dated September 12, 2005.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eBay Inc.

September 15, 2005	By:	/s/ Michael R. Jacobson

Name: Michael R. Jacobson
Title: Senior Vice President, Legal Affairs, General Counsel & Secretary

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
2.1	Sale and Purchase Agreement dated as of September 11, 2005, by and among eBay Inc., Skype Technologies S.A. and the parties identified on Schedule 1 thereto.

2.2	Earn Out Agreement dated as of September 11, 2005, by and among eBay Inc., Skype Technologies S.A. and the parties identified on Schedule I thereto.

10.1	Registration Rights Agreement dated as of September 11, 2005, by and among eBay Inc. and the parties identified on Schedule I thereto.

99.1	Press Release dated September 12, 2005.